UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 2, 2013

HECKMANN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33816	26-0287117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Cherrington Parkway, Suite 200, Coraopolis, Pennsylvania 15108

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code

(412) 329-7275

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2012, Heckmann Corporation (the “Company”) appointed Kevin C. Klann, CPA, to the newly created position of Chief Accounting Officer.

Prior to joining the Company, Mr. Klann, age 41, served as Director, Business Audit beginning July 2011 at RSC Equipment Rental Inc., a wholly-owned subsidiary of RSC Holdings, Inc., which was acquired by United Rental in April 2012, and prior to that as RSC Equipment Rental’s Assistant Corporate Controller from November 2008 to June 2011, and Director, Financial Reporting from July 2008 to October 2008. Prior to joining RSC Equipment Rental, Mr. Klann served as Director, Financial Reporting at Rural Metro Corporation from March 2007 until June 2008. From 1997 until September 2003, Mr. Klann served in the Assurance and Advisory Business Services Practice at Ernst & Young, LLP rising to the level of Manager. Mr. Klann received his Bachelor of Business Administration degree from Eastern Michigan University in 1994, and his Master of Science degree in Accounting from Eastern Michigan University in 1996.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Klann and any of the Company’s executive officers or directors, or any person nominated to become a director or executive officer. There is no arrangement or understanding between Mr. Klann and any other person pursuant to which Mr. Klann was appointed as Chief Accounting Officer of the Company. There are no transactions in which Mr. Klann has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Klann will receive an annual base salary of $180,000. Mr. Klann will be eligible to receive a discretionary bonus, should the Company adopt a bonus plan, with a targeted bonus of 30% of his base salary. In addition, subject to the approval of the Compensation Committee of the Board of Directors of the Company at its first meeting following Mr. Klann’s appointment, Mr. Klann will receive an option pursuant to the Company’s 2009 Equity Incentive Plan to purchase 40,000 shares of common stock of the Company. Mr. Klann’s employment with the Company is “at will” and may be terminated by Mr. Klann or the Company at any time without notice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HECKMANN CORPORATION

Date: January 3, 2013	By:	/s/ Damian C. Georgino
Damian C. Georgino
Executive Vice President, Corporate Development and Chief Legal Officer